Exhibit 99.2
Consent to be Named as a Director
In connection with the filing by ION Acquisition Corp. 2 Ltd. of the Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Innovid Corp. following the consummation of the transactions described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: August 4, 2021

By:	/s/ Zvika Netter
Signature

Zvika Netter